SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


              Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  November 22, 1997

                          Security Bank Holding Company
            ______________________________________________________
            (Exact Name of Registrant as specified in its charter)


Oregon                        0-27590                       93-0800253
(State or other               (Commission                   (IRS Employer
jurisdiction of               File Number)                  Identification No.
of incorporation)

            170 S. Second St., Coos Bay, Oregon                      97501
           Address of Principal Executive Office                    Zip Code

Registrant's telephone number including area code   541-267-5356



         (Former name or former address, if changed since last report)


Item 5.  Other Events

      On November 22, 1997, the registrant completed the acquisition of all of the outstanding capital stock of Pacific State Bank (the "Bank"), an Oregon banking corporation located at 1975 Winchester Ave., Reedsport, Oregon. The acquisition was effected pursuant to an Agreement and Plan of Reorganization, dated July 9, 1997, by and between the registrant and the Bank and related Plan of Merger, dated November 13, 1997, by and between the Bank and PSB Interim Bank, a wholly-owned phantom bank subsidiary of the registrant organized solely for the purpose of consummating the acquisition. In accordance with the terms and conditions of the Agreement and Plan of Reorganization and the Plan of Merger, PSB Interim Bank was merged with and into the Bank, with the Bank surviving as the resulting bank and a wholly-owned subsidiary of the registrant, operating under the name and charter of the Bank.

      The terms and conditions of the acquisition were previously reported in a registration statement on Form S-4 (Commission file no. 333-32893) registering shares to be issued to Bank shareholders in the merger. In accordance with the share exchange formula set forth in the Plan of Merger, each share of Bank common stock outstanding at the effective date was exchanged for the right to receive 3.10 shares of newly-issued common stock of the registrant. Total consideration was approximately $14.3 million, representing two times the Bank's stockholders' equity at March 31, 1997, plus the increase in stockholders' equity (not including any unrealized gains or losses on investment securities) of the Bank through November 21, 1997. The consideration was paid in the form of an aggregate of 1,261,312 shares of the registrant's common stock, calculated by dividing the total consideration by $11.375, the market price of the registrant's common stock as reported by the Nasdaq Stock Market for March 31, 1997.



                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    SECURITY BANK HOLDING COMPANY
                                          (Registrant)



Date:  November 26, 1997            By:     /s/ Michael J. Delvin
                                          --------------------------------------
                                          Michael J. Delvin,
                                          Executive Vice President